Exhibit 99.1


[XL Capital Logo Omitted]

                                                       XL Capital Ltd
                                                       XL House
                                                       One Bermudiana Road
                                                       Hamilton HM 11
                                                       Bermuda

                                                       Phone    (441) 292 8515
                                                       Fax      (441) 292 5280
Press Release


Contact:  Scott C. Hoy                        Roger R. Scotton
          Investor Relations                  Media Relations
          (441) 294 7201                      (441) 294 7165



           XL CAPITAL LTD ANNOUNCES ESTIMATE OF CLAIMS FROM HURRICANES
                                FRANCES AND IVAN


Hamilton, Bermuda - September 30, 2004: XL Capital Ltd (NYSE:XL) ("XL" or the "Company") announced today that, based on initial loss reports and preliminary estimates, it expects to receive net claims arising from Hurricanes Frances and Ivan of approximately $70 million and $150 million, respectively. The majority of claims relating to Hurricane Frances are anticipated to be attributable to the Company's reinsurance segment, while claims relating to Hurricane Ivan are expected to be split, approximately equally, between its reinsurance and insurance segments. Approximately 30% of the claims from both Frances and Ivan stem from the Company's small and middle-market commercial catastrophe insurance business line. Further, the Company estimates that approximately 25% of the Hurricane Ivan claims relate to its marine insurance and reinsurance exposure as a result of Ivan's path through the Gulf of Mexico.

The Company expects that the financial impact of Hurricanes Frances and Ivan, along with the previously announced financial impact of Hurricane Charley, will adversely affect its third quarter and full year results but will not materially affect its overall financial condition. The Company does not yet have an estimate of claims from Hurricane Jeanne. Separately, the Company expects that net claims arising from recent storms in the Pacific will not be significant.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2004, XL Capital Ltd had consolidated assets of approximately $45.5 billion and consolidated shareholders' equity of approximately $7.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the effects of Hurricanes Frances and Ivan on the Company's results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss to date, the limited ability of claims personnel to make inspections to date and the other important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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